Exhibit - 10.42

               FINANCIAL PUBLIC RELATIONS AGREEMENT

THIS FINANCIAL PUBLIC RELATIONS AGREEMENT ("Agreement") is made and entered into this 1st day of November, 1999 (the "Effective Date") by and between Versant Corporation, a California Corporation ("Company") and Liolios Group, Inc., a California Corporation ("Consultant").

                             RECITALS

Company desires to engage Consultant to perform certain financial public relations services for it, and Consultant desires, subject to the terms and conditions of this Agreement, to perform financial public relations services for Company.

NOW, THEREFORE, IN CONSIDERATION OF THE MUTUAL PROMISES AND UNDERTAKING HEREIN CONTAINED AND FOR OTHER GOOD AND VALUABLE CONSIDERATION THE RECEIPT AND SUFFICIENCY OF WHICH IS HEREBY ACKNOWLEDGED THE PARTIES AGREE AS FOLLOWS:

1.    ENGAGEMENT OF CONSULTANT

           Company hereby engages Consultant and Consultant hereby agrees to hold itself available to render, and to render at the request of the Company, independent advisory and consulting services for the Company to the best of its ability, upon the terms and conditions hereinafter set forth. Such consulting services shall include but not be limited to the development, implementation and maintenance of an on-going stock market support system that increases broker awareness of the company's activities and stimulates investor interest in the Company. The stock market support system shall include but not be limited to a Shareholder Communication System, and Media Relation Systems, which will be defined and developed by Consultant. It is understood that Consultant's ability to relate information regarding the Company's activities is directly proportionate to information availed by the company to the Consultant.

2.    TERM

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           The term of this Agreement ("Term") shall begin as of the Effective
           Date and shall terminate twelve (12) months thereafter ("Anniversary Date"), unless terminated or extended in accordance with the provisions of this Agreement.

3.    COMPENSATION

           As compensation for the services rendered by the Consultant under this Agreement, Company agrees to pay to Consultant $60,000 annually, at a rate of $5,000 per month in advance of each month. This is in addition to reimbursement of reasonable out-of-pocket authorized expenses.

           Further as compensation to the consultant for services rendered pursuit to this agreement, the Company shall, upon execution of this agreement, issue warrants (collectively, the "Warrants") to purchase up to 125,000 shares of common stock of VSNT (the "Stock") at a price of $.001 per share ($125.00 in the aggregate). The warrants shall vest and become exercisable, and shall terminate, pursuant to the following schedule:

           (a) 25,000 Warrants shall vest upon the execution of this agreement at an exercise price of $3.00 per share of Stock.

           (b) 25,000 Warrants shall vest at an exercise price of $3.75 per share of Stock, if and when the Stock trades at $4.00, provided that such Warrant shall terminate if not vested within (9) nine months of the Effective Date or if Consultant terminates this Agreement prior to vesting.

           (c) 25,000 Warrants shall vest at an exercise price of $4.50 per share of Stock, if and when the Stock trades at $6.00, provided that such Warrant shall terminate if not vested within (12) twelve months of the Effective Date or if Consultant terminates this Agreement prior to vesting.

           (d) 25,000 Warrants shall vest at an exercise price of $5.25 per share of Stock, if and when the Stock trades at $8.00, provided that such Warrant shall terminate if not vested within (21) twenty-one months of the Effective Date or if Consultant terminates this Agreement prior to vesting.

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           (e)      25,000 Warrants shall vest at an exercise price of $6.00 per share of Stock, if and when the Stock trades at $10.00, provided that such Warrant shall terminate if not vested within (30) thirty months of the Effective Date or if Consultant terminates this Agreement prior to vesting.

           Provided however, in the case of (d) and (e) above, in the event of termination of the Agreement by Company, the number of Warrants shall be multiplied by a fraction equal to the full or partial months served prior to termination by Company divided by twelve (12) months (and not to exceed one), the remainder of such Warrants terminating on the date of termination.

           For purposes of determining when Warrants vest under the foregoing paragraphs, the Stock "trades" at a price when the last reported trade, as quoted by the NASDAQ Stock Market, equals or exceeds the price specified for ten (10) continuous trading days.

           The vested Warrants shall have a term of three (3) years from the Effective Date of this agreement.Despite the foregoing, 100,000 of the Warrants shall vest on the fourth anniversary of the Effective Date of this Agreement at a strike price of $10.00 unless the Agreement terminates prior thereto.

4.    INDEPENDENT CONTRACTOR

           It is expressly agreed that the Consultant is acting as an independent contractor in performing its services hereunder. Company shall carry no workmen's compensation insurance or any health or accident insurance to cover Consultant. Company shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might expected in an employer-employee relationship.

5.    ASSIGNMENT

           This Agreement is a personal one being entered into in reliance upon and in consideration of the singular personal skills and qualifications of Consultant.

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           Consultant shall therefore not voluntarily or by operation of law assign or otherwise transfer the obligations incurred on its part pursuant to the terms of this Agreement without the prior written consent of the Company. Any attempt at assignment to transfer by Consultant of its obligation with out such consent shall be wholly void.

6.    CONFIDENTIAL INFORMATION

      6.1 The term "Confidential Information" shall include, but not be limited to, information regarding Company's business, plans, customers, technology, and/or products that is confidential and of substantial value to Company, which value would be impaired if such information were disclosed to third parties. Company's Confidential Information shall also include any and all non-public information, data know-how and documentation which is related to Company's object-oriented database system, language interfaces, database utilities, development tools, Company supplied benchmarks or similar test results, system internals, program strategies, and business plans.

      6.2 Confidential Information shall not include information which (i) is or becomes a part of the public domain through no act or omission of the receiving party; or (ii) was in the receiving party's lawful possession prior to the disclosure and had not been obtained by the receiving party either directly or indirectly from the disclosing party; or (iii) is lawfully disclosed to the receiving party by a third party without restriction on disclosure; or (iv) is independently developed by the receiving party; or (v) is required to be disclosed by law provided that the disclosing party has had seven
           (7) days to respond to the request.

      6.3 Consultant agrees, both during the term of this Agreement and for a period of two years thereafter, to hold Company's Confidential Information in confidence, and agrees not to make such Confidential Information available in any form to any third party, or use such Confidential Information for any other purpose than the implementation of this Agreement. Consultant agrees to take all reasonable steps to ensure that Company's Confidential Information is not disclosed or distributed by its employees or agents in violation of the provisions of this Agreement. Termination of the Agreement shall not relieve Consultant of its obligations under this Section 6.

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      7.   TERMINATION

           This Agreement may be terminated by either party for any reason upon thirty (30) days notice in writing. In the event the Agreement is terminated, Consultant shall cease rendering its services to Company as of the effective date of termination and Company shall pay Consultant for the services performed and approved expenses through the date of termination. Any materials created as the result of Consultant's provision of services to Company shall be delivered to Company within ten (10) days of the date of termination.

      8.   GENERAL PROVISIONS

      8.1  Governing Law and Jurisdiction

           This Agreement shall be governed by and interpreted in accordance with the laws of the State of California. Each of the Parties hereto consents to such jurisdiction for the enforcement of this Agreement and matters pertaining to the transaction and activities contemplated hereby.

      8.2 Non-Circumvention and Non-Disclosure Neither the Company nor its directors, officers, agents attorneys, employees, affiliates, representatives, successors, or assigns (collectively referred to as the "Company") will attempt to consummate a transaction with any financing sources, or potential acquisition, introduced by the Consultant without first notifying Consultant, and satisfying Consultant's right to a two percent (2%) fee, on a per transaction basis. This provision will inure for a period of three (3) years form the date affixed to this document. However, any contacts introduced to the Company in the "normal course" of Consultant's primary contracted services shall not apply; further, all sources of business shall not be unreasonably withheld. The Company shall keep completely confidential the identity of all such financing parties. It is understood that this Agreement is a reciprocal one between the signatories concerning the privileged information and contacts.

      8.3  Notices

           As such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; five (5) business days after

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          deposit in any United States Post Office in the continental United
           States, postage prepaid, if mailed; when answered back, if telexed, when receipt is acknowledged or confirmed, if telecopies.

      8.4  Attorney's Fees

           In the event a dispute arises with respect to this Agreement, the party prevailing in such dispute shall be entitled to recover all expenses, including, without limitation, reasonable attorney's fees and expenses incurred in ascertaining such party's rights, in preparing to enforce or in enforcing such party's rights under this Agreement, whether or not it was necessary for such party to institute suit. Further, in the event the Company, its officers, and or its directors cause a dispute in which Consultant is involved, the Company agrees to hold Consultant harmless, and provide reasonable attorney fees. Company further agrees to notify Consultant immediately of such event.

      8.5  Complete Agreement

           This Agreement supersedes any and all of the other agreements, either oral or in writing, between the Parties with respect to such subject matter in any manner whatsoever. Each Party to this Agreement acknowledges that no representations, inducements, promises or agreements, oral or otherwise, have been made by any Party, or anyone herein, and that no other Agreement, statement or promise not contained in the Agreement may be changed or amended only by an amendment in writing signed by all of the Parties or their respective successors-in-interest.

      8.6  Binding

           This Agreement shall be binding upon and inure to the benefit of the successors-in-interest, assigns and personal representatives of the respective Parties.

      8.7  Unenforceable Terms

           Any provision hereof prohibited by law or unenforceable under the law of any jurisdiction in which such provision is applicable shall adhere to such jurisdiction only be ineffective without affecting any other provision if this Agreement. To the full extent, however, that such applicable law may by waived to the end that this Agreement be deemed to be a valid and binding agreement enforceable in

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           accordance with its terms, the Parties hereto hereby waive such applicable law knowingly and understanding the effect of such waiver.

      8.8  Execution in Counterparts

           This Agreement may be executed in several counterparts and when so executed shall constitute one agreement binding on all the Parties, notwithstanding that all the Parties are not signatory to the original and same counterpart.

      8.9  Further Assurances

           From time to time each Party will execute and deliver such further instruments and will take such other action as any other Party may reasonably request in order to discharge and perform their obligations and agreements hereunder and to give effect to the intentions expressed in this Agreement.

      8.10 Incorporation By Reference

           All exhibits referred to in this Agreement are incorporated herein in their entirety by such reference.

      8.11 Miscellaneous Provisions

           The various headings and numbers herein and the grouping of provisions of this Agreement into separate articles and paragraphs are for the purpose of convenience only and shall not be considered a part hereof. The language in all parts of this Agreement shall in all cases be construed in accordance with its fair meanings as if prepared by a all Parties to the Agreement and not strictly for or against any of the Parties.

      9.   Notices

           Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission (provided acknowledgement of receipt thereof is delivered to the sender) or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed, sent by facsimile transmission or, if mailed, three days after the date of deposit in the United States mails as follows:

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                     If to Consultant, to:
                          Liolios Group, Inc.
                          2431 West Coast Hwy., #202
                          Newport Beach, CA. 92663

                     If to Company, to:
                          Versant Corporation
                          6539 Dumbarton Circle
                          Freemont, CA. 94555

           or such address as any of the above shall have specified by notice hereunder.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the day and year first hereinabove written.

                               VERSANT CORPORATION

                               By:_________________________
                               Name:           Nick Ordon
                               Title:          President

                               LIOLIOS GROUP, INC.

                               By:_________________________
                               Name:      J. Scott Liolios
                               Title:          President